NIVS Welcomes Noted Economist Arthur B. Laffer to Board of Directors

HUIZHOU, China, April 27, 2010—NIVS IntelliMedia Technology Group, Inc., ("NIVS" or the "Company") (NYSE Amex: NIV), a consumer electronics company that designs, manufactures and sells intelligent audio and visual products, today announced that the noted economist Arthur B. Laffer has joined the Company’s Board of Directors.

Dr. Laffer is the founder and chairman of Laffer Associates, an institutional economic research and consulting firm, as well as Laffer Investments, an institutional investment management firm utilizing diverse investment strategies. Laffer Associates’ research focuses on the interconnecting macroeconomic, political and demographic changes affecting global financial markets. Laffer Investments’ investment management strategies utilize some of the economic principles and models pioneered by Dr. Laffer as well as other unique offerings managed by the firm’s portfolio management group. The firms provide research and investment management services to a diverse group of clients, which includes institutions, pension funds, corporations, endowments, foundations, individuals and others.

Dr. Laffer’s economic acumen and influence in triggering a world-wide tax-cutting movement in the 1980s have earned him the distinction in many publications as “The Father of Supply-Side Economics.” One of his earliest successes in shaping public policy was his involvement in Proposition 13, the groundbreaking California initiative that drastically cut property taxes in the state in 1978.

Dr. Laffer was a member of President Reagan’s Economic Policy Advisory Board for both of his two terms (1981-1989). He was a member of the Executive Committee of the Reagan/Bush Finance Committee in 1984 and was a founding member of the Reagan Executive Advisory Committee for the presidential race of 1980. He also advised Prime Minister Margaret Thatcher on fiscal policy in the U.K. during the 1980s.

Dr. Laffer also currently sits on the board of directors or board of advisors of a number of companies, including Alpha Theory, Atrevida Partners, BAP Power, F-Squared Investments, HealthEdge Partners, LifePics, Nicholas Applegate Institutional Funds, Pillar Data Systems, and Retirement Capital Group.

Mr. Tianfu Li, Chairman and CEO of NIVS commented: “We’re delighted that Dr. Laffer, a man of great stature within both the business and government communities, has agreed to share with us his experience, knowledge and insights in furtherance of our Company goals.   We’re looking forward to the contributions that Dr. Laffer offers with his vast knowledge and contacts within both business and academia.”

About NIVS IntelliMedia Technology Group, Inc.

NIVS IntelliMedia Technology Group is an integrated consumer electronics company that designs, manufactures, markets and sells intelligent audio and video products in China, Greater Asia, Europe, and North America. The NIVS brand has received "Most Popular Brand" distinction in China's acoustic industry for three consecutive years, among numerous other awards. NIVS has developed leading Chinese speech interactive technology, which forms a foundation for the Company's intelligent audio and visual systems, including digital audio, LCD televisions, digital video broadcasting ("DVB") set-top boxes, peripherals and more.

 For more information, please contact:

 Company Contact:

 Jason Wong
 Vice President Investor Relations
 Tel: +86-138-299-16919
 Email: jason@nivsgroup.com

 Investor Contact:

 BPC Financial Marketing
 United States & Canada
 John Baldissera
 Tel: +1-800-368-1217